Exhibit 3.1
SECOND AMENDMENT
TO THE
AMENDED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP
OF
ANGELES PARTNERS XII
          This SECOND AMENDMENT TO THE AMENDED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF ANGELES PARTNERS XII, dated as of November 24, 2010 (this “Amendment”), is by and among Angeles Realty Corporation II, a California corporation (the “Managing General Partner”), AIMCO Angeles GP, LLC, a Delaware limited liability company (the “Non-Managing General Partner”) and the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).
          WHEREAS, Angeles Partners XII, a California limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Amended Certificate and Agreement of Limited Partnership, dated as of May 24, 1983, as amended October 22, 2007 (as amended, the ''Partnership Agreement”);
          WHEREAS, the Managing General Partner and the Non-Managing General Partner have determined that this Amendment is in the best interests of the Partnership and the Limited Partners; and
          WHEREAS, the Managing General Partner has obtained consents of the requisite percentage-in-interest of the Limited Partners (i.e., Limited Partners who own more than 50% of the outstanding Units), necessary to amend the Partnership Agreement as provided in this Second Amendment.
          NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:
1.	Amendments to the Partnership Agreement. The Partnership Agreement shall be amended as follows:
(a)	Section 19.4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
     “19.4 Conflicts of Interest. The Partnership shall not enter into any insurance or other transaction with the Managing General Partner, any Non-Managing General Partner or any Affiliate or such entities, except in connection with the performance of property management services, real estate brokerage services, services as agent for sales of Units and as otherwise specifically permitted by this Agreement (including any services contemplated by Section 8.4 of this Agreement), provided, however, that the terms of employment of any such person, firm or corporation shall allow the Partnership to terminate such employment, with or without cause, and without penalty to the Partnership, upon no greater than sixty (60) days notice to such person, firm or corporation.
     Neither the Managing General Partner, any Non-Managing General Partner, nor the Partnership shall enter into any reciprocal, kickback, rebate or other business arrangements with any person, firm or corporation for the purpose of circumventing the restrictions of this Section 19.4 or any other restrictions contained in this Agreement relating to transactions with any person or entity affiliated with the Managing General Partner or any Non-Managing General Partner.
     Neither the General Partners or their Affiliates shall pay or cause to be paid any finder’s fees, commissions or other compensation to any person engaged by a prospective Limited Partner for investment advice as an inducement to such advisor to encourage such prospective Limited Partner to invest in the Partnership. This clause shall not prohibit the payment of compensation to registered broker-dealers.

     Notwithstanding the foregoing, (i) the Managing General Partner may cause the Partnership to enter into any contract with the Managing General Partner or its Affiliates to provide services to the Partnership in connection with redevelopment of any of the properties owned by the Partnership, and receive fees or other compensation from the Partnership for such services, provided that any such fees or other compensation shall not exceed an amount which is competitive in price and terms with other nonaffiliated persons rendering comparable services, and (ii) the General Partners shall have the right, power and authority, on behalf of the Partnership, to cause the Partnership to enter into any contract or other transaction with the Managing General Partner or its Affiliates in connection with a merger, reorganization, or other business combination involving the Partnership.
2.	Miscellaneous.
(a)	Effect of Amendment. In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Second Amendment, the terms of this Second Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Second Amendment.

(b)	Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
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     IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.
General Partners
ANGELES REALTY CORPORATION II,
a California corporation

By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel
AIMCO ANGELES GP, LLC,
a Delaware limited liability company

By:	AIMCO PROPERTIES, L.P.,
a Delaware limited partnership,
its member

By:	AIMCO-GP, INC.,
a Delaware corporation,
its general partner

By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel

Limited Partners
ANGELES REALTY CORPORATION II,
a California corporation,
as attorney-in-fact

By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel